Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto
Vice President and
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS PROFITABLE

SECOND QUARTER RESULTS

BURLINGTON, NEW JERSEY – November 13, 2009 – Franklin Electronic Publishers, Inc. (NYSE AMEX:FEP), a world leader in electronic handheld information, today reported net income of $140,000 or $0.02 per share for the fiscal 2010 second quarter ended September 30, 2009 compared to a net loss of $231,000 or $0.03 per share in the same quarter last year. Sales in the current period declined 10% to $11,137,000 from $12,434,000 in the prior year.

During the current fiscal quarter all operating subsidiaries, experienced a decline in sales with the exception of the Company’s technology licensing Proximity Division, which experienced increased sales revenue during the quarter. Sales in our European operations continued to decline due to the lingering global recession’s impact on consumer confidence and its impact on the retail markets as well as from the phasing out of older products and the transitioning into enhanced or new models. Sales from the North American operations also decreased as a result of a weaker year over year back to school season.

Total gross margin as a percentage of sales increased six percentage points to 54% from 48% reported in the same period last year. The increase was primarily due to the dollar contribution generated from the Company’s technology licensing Proximity Division, a reduction in inventory overhead allocation as a result of the cost cutting initiatives implemented during fiscal 2009, and a more favorable margin product mix; partially offset by the impact of currency exchange due to the strength of the U.S. dollar against the euro.

The Company’s total operating costs and expenses decreased $410,000 or 7%, benefiting from the cost cutting initiatives implemented during fiscal year 2009. The current quarter includes $593,000 of costs related primarily to legal and investment banking fees associated with the efforts of the Special Committee appointed by the Board of Directors to consider acquisition proposals for the shares of Franklin. Excluding these costs, operating expenses would have decreased $1,003,000 or 16% when comparing the current fiscal quarter to the same quarter last year. Net income increased to $140,000 for the current fiscal quarter compared to a net loss of $231,000 during the same period last year. Adjusting for the legal and investment banking costs as stated above, net income for the current quarter would have been $733,000 or $0.09 per share.

For the six months ended September 30, 2009, total sales decreased 11% to $21,757,000 from $24,427,000 for the same period last year. Net income for the six months was $263,000 or $0.03 per share, compared to a net loss of $1,394,000 or $0.17 per share in the prior period. The current year results included $675,000 of costs related primarily to legal and investment banking costs as mentioned above. Excluding these costs, net income for the six months ended September 30, 2009 would have been $938,000 or $0.11 per share.

Barry Lipsky, Franklin’s president and chief executive officer, stated “I am encouraged by the return to profitability as compared to last year, especially in light of the costs incurred regarding acquisition proposals. Although timing of the global economic recovery still remains uncertain, we have seen indications of a strengthening sell in at the U. S. retail level heading into the holiday season. We do, however, remain concerned that our European operations will continue to experience a decline in turnover during the upcoming quarter.” He added, “While I am apprehensive with respect to the retail environment’s recovery and its effect on sales, we have managed to mitigate the impact on profitability by our cost reduction initiatives and we remain confident that our results for the full year will compare favorably with the prior year.”

About Franklin

Franklin Electronic Publishers Incorporated (NYSE AMEX: FEP) is a world leader in electronic handheld information, having sold approximately 42,000,000 electronic books. Current titles available directly or through partners number more than 116,000 in sixteen languages under license from world class publishers, such as Merriam-Webster, Oxford University Press, Larousse, Langenscheidt, PONS, and HarperCollins, focused in four areas: Language Expansion, Language Learning, Reading Enhancement and Writing Enhancement. The Company also licenses its underlying technology to an array of partners including Adobe and Sun Microsystems. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Franklin’s filings with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS INC.

(in thousands, except share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008
SALES	$11,137	$12,434	$21,757	$24,427
GROSS MARGIN	6,056	5,975	11,355	11,839
INCOME (LOSS) BEFORE INCOME TAXES	165	(209)	337	(1,321)
NET INCOME (LOSS)	140	(231)	263	(1,394)
INCOME (LOSS) PER COMMON SHARE:
Basic	$0.02	$(0.03)	0.03	(0.17)
Diluted	$0.02	$(0.03)	0.03	(0.17)
WEIGHTED AVERAGE COMMON SHARES:
Basic	8,275	8,269	8,276	8,260
Diluted	8,613	8,341	8,501	8,352